GLOBAL X MANAGEMENT COMPANY LLC

CODE OF ETHICS
July 23, 2014
as amended, November 2, 2021

I. Introduction.

Global X Management Company LLC (the “Adviser”), the Investment Adviser to Global X Funds (the “Company” or “Trust”), has adopted this Code of Ethics (the “Code”) in accordance with the requirements of Rule 204A-1 of the Investment Advisers Act of 1940, as amended (the “Advisers Act”) and industry best practices. The Code sets forth general fiduciary principles and the standards of conduct expected of advisory personnel, as well as aims to address potential conflicts that may arise from personal trading activities. The Board of Trustees (the “Board”) of the Company, in accordance with Rule 17j-1 under the Investment Company Act of 1940, as amended (the “1940 Act”), has approved the Code and has determined the Code to be reasonably designed to prevent Access Persons, as defined herein, from engaging in conduct prohibited by the Rule.  This Code also sets forth the general fiduciary principles to which all of the Company’s Access Persons are subject and establishes reporting requirements for Access Persons and other employees.

A.About the Company and the Adviser

Global X Management Company LLC is the Investment Adviser to the Company, which is a registered investment company that consists of multiple investment portfolios of exchange-traded funds, each of which is hereinafter referred to as “Fund” and collectively as the “Funds”.   In managing the majority of the Funds, the Adviser employs a passive, or indexing, strategy which seeks to replicate, for each Fund’s investment portfolio, the composition or performance of each Fund’s benchmark index (the “Underlying Index”). The composition of each Underlying Index is maintained by a third party (the “Index Provider”) that is unaffiliated with the Adviser or the Company. The Index Provider alone decides the component securities in each Underlying Index. Currently all active Funds within the Trust are managed by affiliated sub-advisers (with the exception of the Bitcoin Fund). Research conducted for Separately Managed Accounts and the Bitcoin Fund (collectively with the Funds known as “Accounts”) is done independent of the Portfolio Managers of the passive Funds of the Trust. Additionally, in the event that any active Fund in the Company is managed by the Adviser, the Adviser will ensure that the Portfolio Managers of the passive Funds of the Trust are not responsible for portfolio allocation determinations with respect to the Trust. In adopting this Code, the Board took into consideration all of these facts.

B.Administration of the Code.

The Adviser’s Chief Compliance Officer (the “CCO”) is responsible for administering the Code.

(1)The CCO shall promptly provide all persons covered by this Code with access to the Code.  In addition, all persons covered by this Code must complete the Acknowledgment within ten days of becoming subject to this Code and must submit an Acknowledgment to the CCO by January 31 each year thereafter;

(2)The CCO shall identify and maintain a list of all Access Persons electronically and inform them of their reporting obligations promptly.

(3)In determining whether to approve a pre-clearance request, the CCO will determine, in good faith, whether the Access Person knew, or should have known, that any of the Accounts had engaged in a transaction involving, or were contemplating a transaction involving, such a Security within 7 calendar days of the pre-clearance request. The CCO must maintain a record of any decision relating to pre-clearance requests, and the reasons supporting the decision, for at least five years after the end of the fiscal year in which the approval is granted;

(4) The CCO will, on a quarterly basis, review a report comparing all reported personal securities transactions with the Funds’ portfolio transactions during the quarter to determine whether a Code violation may have occurred.  The CCO may request additional information or take any other appropriate measure that he or she decides is necessary to aid in this determination;

(5)If the CCO finds that a Code violation may have occurred, the CCO must report the possible violation to the Board. Should an Access Person become aware of a violation of the Code or any applicable federal securities law, the Access Person is obligated to report the matter promptly to the CCO.

(6)At least annually, the CCO must furnish to the Board, and the Board must consider, a written report that describes any issues arising under the Code since the previous report, including, but not limited to, information about material violations of the Code and sanctions imposed in response to the material violations; the CCO will also certify that the Code contains policies and procedures reasonably designed to prevent Access Persons from violating the Code and any applicable federal securities laws.

C.Who is covered by the Code?

The Code applies to Supervised Persons, as defined below.

Supervised Persons are defined in Section 202(a) (25) of the Advisers Act as:

•Directors, officers, and partners (or other persons occupying a similar status or performing similar functions);
•Employees; and
•Any other person who provides advice on behalf of the investment adviser and is subject to the investment adviser’s supervision and control.
Supervised Persons include a subset, Access Persons, who are subject to personal securities reporting requirements. Access Persons are defined as any of the Firm’s Supervised Persons:

•Who have access to nonpublic information regarding any Account’s purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any Fund the Firm or its control affiliates manage; or
•Who are involved in making securities recommendations to clients, or who has access to such recommendations that are nonpublic.

Furthermore, Access Persons include:

1.the Company’s Officers and Trustees (both Interested and Independent);

2.all Officers of the Adviser;

3.any other any employee of the Company or Adviser who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding, the purchase or sale of a Covered Security by the Company, or whose functions relate to the making of any recommendations with respect to such purchases or sales;

4.any natural person in a control relationship to the Company who obtains information concerning recommendations made to the Company with regard to the purchase or sale of Covered Securities;

5.any director, officer or general partner of the principal underwriter who, in the ordinary course of business, makes, participates in or obtains information regarding, the purchase or sale of Covered Securities by the Company, or whose functions or duties in the ordinary course of business relate to the making of any recommendation to the Company regarding the purchase or sale of Covered Securities; and

6.any other person deemed to be an Access Person by the CCO or designee

The following persons are also to be deemed ‘Access Persons’:

a.a member of an Access Person’s immediate family (spouse, domestic partner, child or parents) who lives in an Access Person’s household (including children who are temporarily living outside of the household for school, military service or other similar situations);

b.a relative of the person who lives in an Access Person’s household and over whose purchases, sales, or other trading activities an Access Person directly or indirectly exercises influence;

c.a relative whose financial affairs an Access Person “controls,” whether by contract, arrangement, understanding or by convention (such as a relative he or she traditionally advises with regard to investment choices, invests for or otherwise assists financially);

d.Proprietary trading accounts of the Adviser;

e.an investment account over which an Access Person has investment control or discretion; and

f.a trust or other arrangement that names an Access Person as a beneficiary.

    The CCO shall determine on a case-by-case basis whether a temporary employee (e.g., consultant or intern) should be considered an Access Person. Such determination shall be made based on a number of factors, including the individual’s role/function within the organization, access to non-public information regarding any of the portfolio holdings and/or index composition and index rebalancing activity, as well as information regarding recommendations or investment decisions on behalf of the Adviser or the Accounts. As such, temporary employees may be subject to only certain portions of the Code or may be exempt from certain reporting requirements.

Material Nonpublic Information

“Material” information is any information about a company, or the market for its securities, that, if disclosed, is likely to affect the market price of the company’s securities or to be considered important by the reasonable investor in deciding whether to purchase or sell those securities. Examples of information about a company which should be presumed to be “material” include, but are not limited to, matters such as:
•Forthcoming trades in an Account;
•Dividend increases or decreases;
•Earnings estimates;
•Changes in previously released earnings estimates;

•Significant new products or discoveries;
•Developments regarding major litigation by or against the company;
•Liquidity or solvency problems;
•Significant merger or acquisition proposals; or
•Similar major events which would be viewed as having materially altered the information available to the public regarding the firm or the market for any of its securities.
The foregoing is not intended to be an exhaustive list.

“Nonpublic” information is information that has not been publicly disclosed. Information about a company is considered to be nonpublic information if it is received under circumstances which indicate that it is not yet in general circulation.

II. Schwab Compliance Technologies, Inc (“SCT”)

The Adviser utilizes an electronic platform, SCT (formerly Compliance11), to monitor compliance with this Code and its personal trading policy.

    All certifications, pre-clearance requests, brokerage account disclosures, outside business activities (including Board memberships) and any private transactions are required to be pre-cleared and reported in SCT. Failure to do so by any advisory employee will constitute a violation of the Code and the Adviser’s policies and procedures and may result in disciplinary action toward that employee. There may be instances in which, on a temporary basis, Access Persons may be able to submit certifications in a paper format or via e-mail. Any exceptions would require approval from Legal & Compliance.

At the time of hire, Legal & Compliance shall provide an employee with login information, instructions for using SCT and current electronic copies of the Adviser’s Compliance Manual and the Code of Ethics.

III. Statement of General Fiduciary Principles.

All Access Persons are obligated to conduct their personal investment activities in accordance with the following general fiduciary principles:

1.the duty at all times to place the interests of the Company’s shareholders and the Adviser’s clients first;

2.the requirement that all personal securities transactions are to be conducted in accordance with this Code and in such a manner as to avoid any actual or potential conflict of interest or any abuse of an individual’s position of trust and responsibility; and

3.the fundamental standard that Company personnel should not take inappropriate advantage of their positions.

This Code sets forth the minimum standard of conduct believed appropriate for employees, officers and Trustees of the Company and the Adviser. Conflicts may arise in a variety of circumstances. Anyone confronted with a potential or apparent conflicts of interest should consult Legal & Compliance for advice concerning the propriety of any actions taken. All discussions are to be treated as confidential. Technical compliance with the provisions of the Code will not insulate any actions from scrutiny for evidence of abuse of the fiduciary relationship.

III. Restrictions on Personal Investing Activities

A. General Policy

No Supervised Person shall, in connection with the direct or indirect purchase or sale of a Security “held or to be acquired” by an Account:

1. employ any device, scheme or artifice to defraud the Accounts;

2.make any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements, in light of the circumstances under which they are made, not misleading;

3.engage in any act, practice or course of business that operates or would operate as a fraud or deceit upon the Accounts; or

4.engage in any manipulative practice with respect to the Accounts.

B.Pre-Clearance of Personal Securities Transactions

Each Access Person shall direct his or her broker to supply to the Adviser’s CCO, on a timely basis, duplicate copies of confirmations of all Securities transactions, other than for Exempt Securities, in which the person has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership and copies of periodic statements for all securities accounts.

(1) Pre-clearance

Access Persons may not buy or sell Securities, other than Exempt Securities, for any account in which he or she has any direct or indirect Beneficial Ownership, unless such person obtains, in advance of the transaction, clearance for that transaction from the Company’s CCO or his/her designee.  The CCO has designated the Adviser’s CCO, or their designee, as the person responsible for reviewing and granting pre-clearance requests under the Code.  The general standards for granting or denying pre-clearance are discussed below, although the CCO retains authority to grant or deny pre-clearance in exceptional circumstances for good cause.

Pre-clearance must be obtained for all Securities, except Exempt Securities.

In order to obtain pre-clearance, an Access Person must complete and submit to the CCO a pre-clearance request through SCT. If the transaction is approved by the CCO, approval is valid for the day on which it is granted or until the next close of the exchange on which the security is traded. The CCO may revoke a pre-clearance any time after it is granted.  Pre-clearance will typically not be given to purchase or sell any Security of an issuer (i) if such Security is a component Security in an Underlying Index, on a day when the Security has been transacted in the past 7 calendar days or is being considered for purchase or sale by a Fund within the next 7 calendar days as a result of a scheduled rebalance of the Underlying Index; (ii) if such Security is not a component Security in an Underlying Index but public notice has been given that such Security will be added to, or deleted from, an Underlying Index, until such time as the applicable Fund completes the reconstitution of its portfolio to replicate the Security’s weighting in the Underlying Index; or (iii) the opportunity to invest in such security was the result of the Access Person’s relationship to the Company or the Adviser.

Each Access Person shall direct his or her broker to supply to the CCO, on a timely basis, duplicate copies of confirmations of all Covered Securities transactions, in which the person has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership and copies of periodic statements for all securities accounts.

Pre-clearance of Investments in IPOs or Limited Offerings.

Access Persons may not directly or indirectly acquire Beneficial Ownership in any Securities in an IPO or Limited Offering without obtaining, in advance of the transaction, clearance from the CCO.  Pre-clearance will typically not be given to an Access Person to purchase or sell any IPO or Limited Offering of an issuer (i) if such Security is a component Security in an Underlying Index, on a day when the Security is “being considered for purchase or sale” by a Fund; (ii) if such Security is not a component Security in an Underlying Index but public notice has been given that such Security will be added to, or removed from, an Underlying Index, until such time as the applicable Fund completes the reconstitution of its portfolio to replicate the Security’s weighting in the Underlying Index or (iii) the opportunity to invest in such security was the result of the Access Person’s relationship to the Company or the Adviser.

Preclearance of Fund managed or offered by the Adviser

    For Access Persons, preclearance to Trade a Fund managed by the Adviser will not be granted within 7 calendar days prior or after a scheduled or an ad-hoc rebalance by the Index for which the Fund tracks. Otherwise, preclearance will generally be granted for these Funds.

Preclearance of Securities with Large Marketcaps

Transactions in equity securities of companies with market capitalization of $50 Billion or more at the time of purchase or sale are not subject to the holding periods, blackout periods or pending buy and sell order restrictions noted herein. However, such transactions are still subject to the pre-clearance requirement for Access Persons.

Cryptocurrencies

Trading Cryptocurrency, virtual currency, Initial Coin Offerings, coins, tokens, and commodity or other derivative interests related thereto, are emerging areas for investment and the financial services industry. Purchases and sales of direct investments in cryptocurrency (e.g., virtual currency such as bitcoin) are not required to be precleared or reported by Supervised Persons, however, trading in cryptocurrencies and securities and issuers that derive a substantial portion of their revenue from activities related to cryptocurrencies are subject to the following guidelines:

•You may not acquire beneficial ownership of any cryptocurrencies offered in connection with an ICO; and
•You may not purchase or sell virtual coin futures or options

For Access Persons, investments in bitcoins and bitcoin futures or funds investing primarily in bitcoins (e.g., private funds or ETFs) are permitted but must be pre-cleared prior to investment and reported in the Initial Holdings Report, Quarterly Personal Securities Transactions Report, and Annual Holdings Report.

Access Persons should consult with Compliance with regard to whether a particular interest is a cryptocurrency for purposes of this Code. The standards above are subject to change depending on emerging regulatory requirements and firm and client activities, and certain cryptocurrencies may be restricted and require pre-clearance and reporting in the future.

(2) Prohibition on Short-Term Trading

Access Persons may not purchase or sell, or sell and purchase, within any period of 30 calendar days, a Security, other than an Exempt Security.  If any such transactions occur, the Company will require any profits from the transactions to be disgorged for donation by the Company to charity.  In applying the 30 calendar day holding period, the Company will apply the “last-in, first-out” methodology based on trade lots.

In circumstances where an Access Person can document personal exigencies, the CCO may grant an exemption from the prohibition of profiting in the purchase and sale, or sale and purchase, of the same (or equivalent) Covered Security within thirty (30) calendar days. Such an exemption is wholly within the discretion of the CCO, and any request for such an exemption will be evaluated on the basis of the facts of the particular situation.

(3) Prohibition on Short Sales and Similar Transactions.

Access Persons may not purchase long put options or sell uncovered call options, sell short or otherwise take a short position, either directly or through any Beneficial Ownership, in any Security held by the Fund.  In circumstances where an Access Person can document that such position is being taken in connection with a bona fide hedging transaction, the CCO may grant an exemption from the prohibition of taking such short positions. Such an exemption is wholly within the discretion of the CCO, and any request for such an exemption will be evaluated on the basis of the facts of the particular situation.

 Any speculative investments by the Adviser are subject to all requirements of the Code.

C.Restrictions on Personal Securities Transactions by Access Persons who are Independent Trustees

The Company recognizes that Independent Trustees do not have on-going, day-to-day involvement with the operations of the Company and are not involved in decisions regarding Fund portfolio transactions.  In addition, it is the practice of the Company to give information about Securities purchased or sold by each Fund, or considered for purchase and sale by each Fund, to Independent Trustees in materials circulated more than 15 days after such Securities are purchased or sold by a Fund or are considered for purchase or sale by a Fund.

Accordingly, the Company believes that less stringent controls are appropriate for Independent Trustees, as follows:

1.The Securities pre-clearance requirement and the short-term trading and short sale restrictions shall only apply to an Independent Trustee if he or she knew or, in the ordinary course of fulfilling his or her official duties as a director, should have known, that at the time of his or her transaction in a Security or during the 15-day period before that transaction, that the Security was also purchased or sold by a Fund or considered for the purchase or sale by a Fund.

2.If the pre-clearance provisions of the preceding paragraph apply, no pre-clearance will be given to an Independent Trustee to purchase or sell any Security of an issuer
a)if such Security is a component Security in an Underlying Index, on a day when the Security is being considered for purchase or sale by a Fund;
b)if such Security is not a component Security in an Underlying Index but public notice has been given that such Security will be added to, or deleted from, an Underlying Index, until such time as the applicable Fund completes the reconstitution of its portfolio to replicate the Security’s weighting in the Underlying Index; or

c)when the CCO has been advised by the Advisor that the same Security is being considered for purchase or sale for a Fund.

D. Prohibition Against Insider Trading

Supervised Persons and the members of their Family/Household are prohibited from engaging in, or helping others engage in, insider trading.  Generally, the “insider trading” doctrine under U.S. federal securities laws prohibits any person (including investment advisers) from knowingly or recklessly breaching a duty owed by that person by:

1.trading while in possession of material, nonpublic information;

2.communicating (“tipping”) such information to others;

3.recommending the purchase or sale of securities on the basis of such information; or

4.providing substantial assistance to someone who is engaged in any of the above activities.

This means that Supervised Persons and members of their Family/Household may not trade with respect to a particular security or issuer at a time when that person knows or should know that he or she is in possession of material nonpublic information about the issuer or security.  Information is considered “material” if there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or if it could reasonably be expected to affect the price of a company’s securities, such as information about a drug trial or clinical testing results.  Material information can also relate to events or circumstances affecting the market for a company’s securities such as information about an expected government ruling or regulation that can affect the business of a company in which a Fund invests.  Information is considered nonpublic until such time as it has been disseminated in a manner making it available to investors generally (e.g., through national business and financial news wire services).

IV. Reporting Requirements and Procedures.

In order to provide the Company with information to enable it to determine with reasonable assurance whether the provisions of this Code are being observed by its Supervised Persons, the following reporting requirements regarding personal securities transactions apply.

A.        Reporting Requirements for Access Persons Other than Independent Trustees and Distributor Access Persons

(1)Initial and Annual Holdings Reports:  Within ten days after a person becomes an Access Person, and annually thereafter, such person shall submit to the

CCO a completed Initial/Annual Holdings Report through an online compliance program (SCT).  Each holdings report must contain, at a minimum, (a) the title and type of Security, and, as applicable, the exchange ticker symbol or CUSIP number, number of shares and principal amount of each Security (other than an Exempt Security) in which the person has any direct or indirect beneficial ownership; (b) the name of any broker, dealer or bank with whom the person maintains an account in which any Securities other than Exempt Securities are held for the person’s direct or indirect benefit; and (c) the date the person submits the report.  The Initial Holdings Report must be current as of a date no more than 45 days prior to the date the person became an Access Person and the Annual Holdings Report shall be submitted no later than January 31 and must be current as of a date no more than 45 days prior to the date the report is submitted.
As such, all Access Person’s personal brokerage accounts must be within one of these approved brokers. The list of approved brokers is subject to change as the technology within SCT evolves. The CCO has provided a list of brokerage accounts which are supported by SCT. The brokerage firms on the list are those firms that provide automatic feeds to SCT. The CCO will obtain account information electronically, after appropriate certifications have been completed by the employee.

(2)       Quarterly Report: Each Access Person shall submit reports through an online compliance program (SCT) to the CCO, showing all transactions in Securities (other than Exempt Securities) in which the person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership, as well as all accounts established with brokers, dealers or banks during the quarter in which any Securities, other than Exempt Securities, were held for the direct or indirect beneficial interest of the person. Such reports shall be filed no later than 30 days after the end of each calendar quarter. Those Access Persons whose accounts are on the nightly automated broker feed do not need to submit separate reports, but are required to review the list of transactions in covered securities and certify to their accuracy.

The following are not subject to reporting:

1.securities purchased or sold in any managed account over which the Access Person has no direct or indirect influence or control (e.g. Schwab Intelligent Portfolios, etc.)

2.securities purchased or sold in a transaction that is non-volitional on the part of either the Access Person or a Company, including mergers, recapitalizations or similar transactions, and

3.securities acquired as a part of an Automatic Investment Plan.

4.securities in non-Global X 401(k) plans, not holding covered securities (e.g. previous employer’s plan, spouse’s plan, etc.)

5.Any investments in Global X Funds through the 401(k) platform managed by Professional Capital Services (“PCS”).

B.Reporting Requirements for Independent Trustees and Supervised Persons who are not Access Persons

Independent Trustees and Supervised Persons who are not Access Persons are not subject to the initial or annual holdings reporting requirements and are only required to submit the quarterly report for any transaction in a Security (other than an Exempt Security) where he or she knew (or should have known) at the time of the transaction or, in the ordinary course of fulfilling his or her official duties as a director/trustee or employee, should have known that during the 7-day period immediately preceding or after the date of the transaction, such Security is or was purchased or sold, or considered for purchase or sale, by any Global X Fund or other Account.

C.The Adviser’s Duties and Responsibilities
At least annually, the Advisor shall furnish to the Board, and the Board shall consider, a written report that describes any issues arising under this Code of Ethics since the previous report, including, but not limited to, information about material violations of the Code of Ethics or procedures and sanctions imposed in response to the material violations; and certifies that the Advisor has adopted procedures reasonably necessary to prevent its Access Persons from violating the Code of Ethics.

V. The Board’s Duties and Responsibilities

(1)        The Board must approve this Code before retaining the Adviser’s services;

(2)        The Board must approve all material changes to this Code no later than six months after adoption of the material change; and

(3)        The Board will determine, in its sole discretion, whether a person has violated the Code.  If it is determined that a person violated the Code, the Board shall determine the appropriate disciplinary action to be taken and sanctions to be imposed.

VI. Recordkeeping

The Company will maintain records as set forth below.  These records will be maintained in accordance with Rule 17j-1 under the 1940 Act and the following requirements.  They will be available for examination by representatives of the Securities and Exchange Commission (the “SEC”) and other regulatory agencies.

A.A copy of this Code and any other code adopted by the Company which is, or at any time within the past five years has been, in effect will be preserved in an easily accessible place.

B.A record of any Code violation and of any action taken as a result of the violation will be preserved in an easily accessible place for a period of at least five years following the end of the fiscal year in which the violation occurred.

C.A copy of each report submitted by an Access Person under this Code will be preserved for a period of at least five years from the end of the fiscal year in which the report is made or the information is provided, for the first two years in an easily accessible place.

D.A record of all persons, currently or within the past five years, who are or were required to submit reports under this Code, and a list of those who are or were responsible for reviewing these reports, will be maintained in an easily accessible place.

E.A copy of each annual issues report and accompanying certification, as required by this Code, must be maintained for at least five years from the end of the fiscal year in which it is made, for the first two years in any easily accessible place.

VII. Miscellaneous

A.Confidentiality

The Company will endeavor to maintain the confidentiality of all pre-clearance requests and any other information filed pursuant to this Code.  Such reports and related information, however, may be provided to the SEC and other regulatory agencies.

B.The “should have known” standard.  For purposes of this Code, the “should have known” standard does not:

i. imply a duty of inquiry;

ii. presume that the individual should have deduced or extrapolated from discussions or memoranda dealing with a Fund’s investment strategies; or

iii. impute knowledge from the individual’s awareness of a Fund’s portfolio holdings, market considerations, benchmark index, or investment policies, objectives and restrictions.

Exhibit E-1

Definitions

The definitions and terms used in this Code are intended to mean the same as they do under the 1940 Act and the other federal securities laws.  If a definition hereunder conflicts with the definition in the 1940 Act or other federal securities laws, or if a term used in this Code is not defined, the definitions and meanings in the 1940 Act or other federal securities laws, as applicable, should be followed.

Advisor Access Person means a person who meets the definition of Access Person with respect to the Advisor and any employee of the Adviser.

Automatic Investment Plan means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation.  An Automatic Investment Plan includes a dividend reinvestment plan.  However, any transaction that overrides the pre-set schedule or allocations of the automatic investment plan is not under the Automatic Investment Plan.

Beneficial Ownership or Beneficially Owns means the same as it does under Section 16 of the Securities Exchange Act of 1934 and Rule 16a-1(a)(2) thereunder.  A person is the “beneficial owner” of any securities in which he or she has a direct or indirect pecuniary (monetary) interest.

Control means the power to exercise a controlling influence over the management or policies of a Fund, unless such power is solely the result of an official position with such Fund.  Any person who owns beneficially, either directly or through one or more controlled companies, more than 25 per centum of the voting securities of a Fund shall be presumed to control such Fund.  Any person who does not so own more than 25 per centum of the voting securities of any Fund shall be presumed not to control such Fund.  A natural person shall be presumed not to be a controlled person within the meaning of this title.  Any such presumption may be rebutted by evidence, but except as otherwise provided in accordance with applicable law, shall continue until a determination to the contrary made by the SEC by order either on its own motion or on application by an interested person.

    Covered Security means any Security except for:

1.cash and cash-like securities (e.g. bankers acceptances, bank CDs and time deposits, money market funds, commercial paper, repurchase agreements).

2.direct obligations of the U.S. Government (or any other “government security” as that term is defined in the 1940 Act), High-Quality Short-Term Debt Instruments (e.g. repurchase agreements), and shares of registered open-end investment companies (such as money market funds and open-end mutual funds), not including exchange traded funds (ETFs).

Any financial instrument related to a security would generally constitute a Covered Security.

Distributor Access Person means a person who meets the definition of Access Person with respect to the Distributor and is subject to the Distributor’s Code of Ethics. If such person is an Access Person but is not subject to the Distributor’s Code of Ethics, such person shall be considered an Adviser Access Person for all purposes herein.

Exempt Security means:

1.direct obligations of the U.S. Government (or any other “government security” as that term is defined in the 1940 Act), bankers’ acceptances, bank certificates of deposit, commercial paper and High-Quality Short-Term Debt Instruments, including repurchase agreements, and shares of registered open-end investment companies (such as money market funds and mutual funds) but not exchange traded funds (ETFs),

2.securities purchased or sold in any account over which the Access Person has no direct or indirect influence or control,

3.securities purchased or sold in a transaction that is non-volitional on the part of either the Access Person or a Company, including mergers, recapitalizations or similar transactions, and

4.securities acquired as a part of an Automatic Investment Plan.

Family/Household means a member of such person’s immediate family (spouse, domestic partner, child or parents) who lives in the person’s household (including children who are temporarily living outside of the household for school, military service or other similar situation), and a relative of the person who lives in such person’s household.

High Quality Short-Term Debt Instrument means any instrument that has a maturity at issuance of less than 366 days and that is rated in one of the two highest rating categories by a nationally recognized statistical rating organization (e.g., Moody’s Investors Service).

Independent Trustee means a Trustee of the Company who is not an “interested person” of the Company within the meaning of Section 2(a)(19) of the 1940 Act.

IPO (i.e., initial public offering) means an offering of securities registered under the Securities Act of 1933 the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act of 1934.

Interested Trustee means a Trustee of the Company who is an “interested person” of the Company within the meaning of Section 2(a)(19) of the 1940 Act.

Investment Personnel means

1.any employee of the Company or the Adviser (or of any company in a control relationship to the Company or the Adviser) who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of Securities by the Company,
2.any natural person who controls the Company or the and who obtains information concerning recommendations made to the Company regarding the purchase or sale of Securities by that Company.

Limited Offering means an offering that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2), Section 4(6), Rule 504, Rule 505 or Rule 506 (e.g., private placements).

Purchase or sale of a security includes, among other things, the writing of an option to purchase or sell a security.

Security or Securities means any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security,” or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase any of the foregoing. “Security” also does not include currencies or cryptocurrencies, but may be subject to the reporting requirements of the Code as described above.

A Security held or to be acquired by a Fund means:

1.any security that within the most recent 7 calendar days is or has been held by the Fund or is being or has been considered by the Adviser for purchase by the Fund and

2.any option to purchase or sell, and any security convertible into or exchangeable for, a security.

Supervised Persons are defined in Section 202(a) (25) of the Advisers Act as:

•Directors, officers, and partners (or other persons occupying a similar status or performing similar functions);
•Employees; and
•Any other person who provides advice on behalf of the investment adviser and is subject to the investment adviser’s supervision and control.

Exhibit E-2

Form of Acknowledgment

To:  Chief Compliance Officer

                Global X Funds

Re:  Acknowledgment of Code of Ethics

Initial Acknowledgment:  Please check here if this is an initial acknowledgment.

I certify that:
(1)I have received, read and understand this Code of Ethics,

(2)I am aware that I am subject to the provisions of this Code,

(3)I will comply with this Code,

(4) I will report all holdings, transactions and accounts that I am required to report pursuant to this Code.

Annual Acknowledgment:  Please check here if this is an annual acknowledgment.

I certify that:

(1)I have received, read and understand this Code of Ethics,

(2)I am aware that I am subject to the provisions of this Code,

(3)I have complied with this Code at all times during the previous calendar year, and

(4) I have, during the previous calendar year, reported all holdings, transactions and accounts that I am required to report pursuant to this Code.

This form to be completed in SCT.